UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Real Estate Investment Trust II, Inc.’s (the “Company”) stockholders regarding its estimated value per share is attached as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.1 are furnished to the SEC, and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 18, 2012, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $10.29 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2012. There have been no material changes between September 30, 2012 and the date of this filing to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under the National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”).
The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor, based on the methodologies and assumptions described further below. With regard to the valuation of its real estate properties, the Company engaged Duff & Phelps, LLC (“Duff & Phelps”), a third-party real estate valuation firm, to review the assumptions and methodologies applied by the Advisor in accordance with a set of limited procedures. Duff & Phelps reviewed the Advisor’s real estate valuations, and the methodologies and assumptions used in determining the Advisor’s real estate valuation conclusions (including capitalization rates, discount rates and estimated cash flows), and shared with the Company’s board of directors its views regarding the reasonableness of such methodologies and valuation conclusions. Nothing in the Duff & Phelps report caused the board of directors to question the reasonableness of the Advisor’s valuation of the Company’s real estate. After considering all information provided in light of the board of directors’ extensive knowledge of the Company’s assets, the board of directors unanimously agreed upon the estimated value per share of $10.29, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company’s estimated value per share as of December 18, 2012, as well as the calculation of the Company’s prior estimated value per share as of December 19, 2011:

	December 18, 2012 Estimated Value per Share	December 19, 2011 Estimated Value per Share	Change in Estimated Value per Share
Real estate properties (1)	$15.33	$14.48	$0.85
Real estate-related investments (2)	2.07	2.26	(0.19)
Cash	0.27	0.26	0.01
Other assets	0.04	0.04	—
Mortgage debt (3)	(7.07)	(6.60)	(0.47)
Other liabilities	(0.35)	(0.33)	(0.02)
Estimated value per share	$10.29	$10.11	$0.18
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$10.29	$10.11	$0.18
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(1) The increase in the value of real estate properties was primarily due to the acquisition of a real estate property and capital improvements on the Company’s real estate portfolio.
(2) The decrease in the value of real estate-related investments was primarily due to the sale of a real estate loan receivable.
(3) The increase in mortgage debt was primarily due to additional borrowings related to real estate and real estate-related investments, but see note 2 of the table below.

The increase in the Company’s estimated value per share from the previous estimate was primarily due to the items noted below, which reflect the major contributors to the increase in the estimated value per share from $10.11 to $10.29. The changes are not equal to the change in values of each asset and liability group presented above due to asset sales, new investments, loan paydowns and payoffs, refinancings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share. The increase in the Company’s estimated value per share was due to the following:

	Change in Estimated Value (in thousands)	Change in Estimated Value per Share
Real estate	$22,312	$0.12
Real estate loans receivable	(4,788)	(0.03)	(1)
Notes payable	16,108	0.09	(2)
Change in value due to operating cash flows in excess of dividends declared	12,327	0.06
Other changes, net	(11,336)	(0.06)	(3)
	$34,623	$0.18
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(1) The decrease in real estate loans receivable is primarily due to an overall decrease in market interest rates and the fact that the loans are one year closer to maturity, resulting in the loan values decreasing towards the face values of the loans, as the loans are currently valued above their face values as a result of the contractual yields being greater than the current estimated market yields on similar loans.
(2) The change in the value of the notes payable is due to the notes being one year closer to maturity, resulting in the note values decreasing toward the face values, as the notes are currently valued above their face values as a result of the contractual yields being greater than the current estimated market yields on similar loans.  This change in value is partially offset by a decrease in market interest rates assumed in valuing the notes payable as compared to prior year.
(3) “Other changes, net” consists of various unrelated items none of which had an impact of greater than $0.02 per share.
FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the Advisor’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. As of December 18, 2012, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.
Methodology
The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company and the Advisor deem to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation methodologies used by the Advisor to value the Company’s assets and liabilities:
Investments in Real Estate: For purposes of calculating an estimated value per share, the Advisor estimated the value of the Company’s investments in real estate by using a 10–year discounted cash flow analysis. The Advisor calculated the value of the Company’s investments in real estate using internally prepared cash flow estimates, terminal capitalization rates and discount rates that fall within ranges the Advisor believes would be used by similar investors to value the properties the Company owns. The cash flow estimates utilized in the analysis were based on projected cash flows commencing on January 1, 2013. The capitalization rates and discount rates were calculated utilizing methodologies that adjust for various property specific and market specific information. The resulting capitalization rates were compared to historical average capitalization rate ranges that were obtained from third–party service providers for specific metro areas and applied on a property–by–property basis. The calculated discount rates were compared to a number of data points including third‑party estimates, a variety of weighted–average cost of capital calculations and yields and changes in yields on benchmark securities over the last year. The cash flow estimates were developed for each property by the real estate professionals at the Advisor based on their expertise in managing commercial real estate and preparing real estate valuations for pension funds and institutional investors that have invested in other KBS–sponsored funds. While the Advisor believes a 10–year discounted cash flow analysis is a valuation method that would be used by a willing market participant to value real estate and is a concept in accordance with GAAP, the estimated values for the Company’s investments in real estate may or may not represent current market values and do not equal the book values of its real estate investments in accordance with GAAP. Real estate is currently carried in the Company’s financial statements at its amortized cost basis, adjusted for any impairments recognized to date.

As of September 30, 2012, the Company owned 23 real estate assets (consisting of 20 office properties, one office/flex property, a portfolio of four industrial properties and one individual industrial property) and held a leasehold interest in one industrial property. The cost of these properties was $2.661 billion, exclusive of acquisition fees and expenses. In addition, the Company has invested $85.0 million in capital and tenant improvements on its real estate portfolio. As of September 30, 2012, the estimated value of the Company’s investments in real estate using the valuation method described above was $2.910 billion. The estimated value of the Company’s real estate compared to the original acquisition price plus subsequent capital improvements through September 30, 2012, results in an overall increase in the real estate value of approximately 9.4%. The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of the Company’s real estate assets:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.35% to 8.50%	6.98%(1)
Discount rate	7.00% to 9.00%	7.82%(1)
Annual market rent growth rate(2)	2.15% to 4.81%	3.51%
Annual net operating income growth rate(3)	(0.7)% to 5.9%	2.75%
Holding period	10 to 12 years	10.1 years
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(1) Excluding the Company’s $663.4 million investment in the 300 N. LaSalle Building, the weighted-average terminal capitalization rate was 7.20% and the weighted-average discount rate was 8.10%.
(2) Rates reflect estimated compounded annual growth rates (CAGRs) for market rents over the holding period. The range of  CAGRs shown is the constant annual rate at which the market rent is projected to grow to reach the market rent in the final year of the hold period for each of the properties.
(3) The net operating income CAGRs reflect both the contractual and market rents (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
While the Company believes that its assumptions and inputs are reasonable, a change in these assumptions and inputs would change the estimated value of its real estate. Assuming all other factors remain unchanged, a decrease to the terminal capitalization rates of 25 basis points would increase the estimated value of the Company’s real estate by $64.7 million and an increase in the terminal capitalization rates of 25 basis points would decrease the estimated value of the Company’s real estate by $60.1 million. Similarly, a decrease to the discount rates of 25 basis points would increase the estimated value of the Company’s real estate by $54.1 million and an increase in the discount rates of 25 basis points would decrease the estimated value of the Company’s real estate by $52.9 million.
Real Estate Loans Receivable: The estimated values for the real estate loans receivable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012, but do not equal the book value of the loans in accordance with GAAP. The values of the real estate loans receivable were estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments were based on the investments’ contractual cash flows, which the Company anticipates to receive. The expected cash flows for the loans were discounted at rates that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan–to–value ratios, type of collateral, current performance, credit enhancements and other factors.
As of September 30, 2012, the Company owned seven real estate loans receivable. The cost of the Company’s real estate loans receivable was $333.6 million, inclusive of $2.0 million of origination fees and costs and net of $1.5 million of principal repayments. As of September 30, 2012, the estimated value of the Company’s investments in real estate loans receivable was $392.3 million. The weighted-average discount rate applied to the cash flows from the real estate loans receivable, which have a weighted-average remaining term of 3.6 years, was approximately 5.94%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the estimated value of the Company’s real estate loans receivable. Assuming all factors remain unchanged, a decrease to the discount rates of 25 basis points would increase the estimated value of the Company’s real estate loans receivable by $3.0 million and an increase of 25 basis points would decrease the estimated value of the Company’s real estate loans receivable by $3.0 million.
Notes Payable: The estimated values of the Company’s notes payable are equal to the GAAP fair values as of September 30, 2012, but do not equal the book value of the loans in accordance with GAAP. The values of the Company’s notes payable were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, including extensions expected to be exercised, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan‑to‑value ratio and type of collateral.

As of September 30, 2012, the fair value and carrying value of the Company’s notes payable were $1.342 billion and $1.335 billion, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 2.7 years, was approximately 2.90%. Assuming all factors remained unchanged, a decrease to the discount rates of 25 basis points would increase the estimated value of the Company’s notes payable by $3.4 million and an increase to the discount rates of 25 basis points would decrease the estimated value of the Company’s notes payable by $3.4 million.
Other Assets and Liabilities: The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions, unamortized lease incentives and accrued real estate taxes, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets.
Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. The estimated value per share set forth above will first appear on the December 31, 2012 customer account statements that will be mailed in January 2013. As with any valuation methodology, the Advisor’s methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to estimate the Company’s value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 18, 2012 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of September 30, 2012. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to the real estate and finance markets. The Company currently expects to engage the Advisor and/or an independent valuation firm to update the estimated value per share in December 2013, but is not required to update the estimated value per share more frequently than every 18 months.
Dividend Reinvestment Plan
In accordance with its dividend reinvestment plan, at such time as the Company announces an updated estimated value per share, participants in the dividend reinvestment plan will acquire shares of common stock under the plan at a price equal to 95% of the updated estimated value per share of the Company’s common stock. The updated estimated value per share of the Company’s common stock is $10.29, and commencing on the next purchase date, which is January 2, 2013, participants will acquire shares under the dividend reinvestment plan at $9.78 per share.
Also as provided under the dividend reinvestment plan, and in addition to the standard termination procedures, a dividend reinvestment plan participant shall have no less than two business days after the date the Company publicly announces a new estimated value per share in a filing with the SEC to terminate participation. If a participant wishes to terminate participation in the dividend reinvestment plan effective as of the January 2, 2013 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on December 26, 2012.

Notice of termination should be sent to:

Regular Mail KBS Real Estate Investment Trust II, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Real Estate Investment Trust II, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105

Share Redemption Program
At such time as the Company announces an updated estimated value per share, the redemption price for shares eligible for redemption will be calculated based upon the updated estimated value per share. In accordance with the Company’s share redemption program, redemptions made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program) are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. The price at which the Company will redeem all other shares eligible for redemption is as follows:

•	For stockholders who have held their shares for at least one year, 92.5% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For stockholders who have held their shares for at least two years, 95.0% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For stockholders who have held their shares for at least three years, 97.5% of the Company’s most recent estimated value per share as of the applicable redemption date; and

•	For stockholders who have held their shares for at least four years, 100% of the Company’s most recent estimated value per share as of the applicable redemption date.
The Company redeems shares on the last business day of each month. On December 18, 2012, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $10.29 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2012. The change in the redemption price is effective for the December 2012 redemption date, which is December 31, 2012. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 21, 2012 in the case of the December 31, 2012 redemption date.
There are several limitations on the Company’s ability to redeem shares under the share redemption program. The complete share redemption program plan document is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission’s (the “SEC”) on October 18, 2012 and is available at the SEC’s website at http://www.sec.gov
Forward-Looking Statements
 The foregoing includes forward-looking statements. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. The valuation methodology for the Company’s real estate investments assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though these are the Company’s and the Advisor’s best estimates as of December 18, 2012, the Company can give no assurance in this regard. These statements also depend on factors such as the Company’s ability to maintain occupancy levels and lease rates at its properties, the borrowers under the Company’s loan investments continuing to make required payments under the investments, the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s investments, and other risks identified in Part I, Item IA of the Company’s annual report on Form 10-K and in Part II, Item IA of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2012, each as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company estimated value per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Information for Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: December 19, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer